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                                                                       EXHIBIT 5

                                 January 3, 2000




Kerr-McGee Corporation
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

         I am the General Counsel of Kerr-McGee Corporation, a Delaware Corporation ("Kerr-McGee"), and I served as counsel in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), by Kerr-McGee which relates to preferred stock of Kerr-McGee ("Preferred Stock"), common stock of Kerr-McGee ("Common Stock"), unsecured debt securities of Kerr-McGee consisting of notes, debentures or other evidences of indebtedness ("Debt Securities"), and warrants to purchase Preferred Stock, Common Stock or Debt Securities ("Warrants") to be issued and sold by Kerr-McGee from time to time pursuant to Rule 415 under the Act for an aggregate initial offering price not to exceed $1,500,000,000 together with any additional such securities that may be sold pursuant to a Registration Statement filed under Rule 462 of the Act.

         In so acting, I, or a member of my staff, have examined and relied upon the accuracy of original, certified or photographic copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions set below. In all such examinations, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents.

         I have also assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments) and any additional Registration Statement filed under Rule 462, will have become effective under the Act, (ii) a prospectus supplement (a "Prospectus Supplement") will have been prepared and filed with the Commission describing the Preferred Stock, Common Stock, Debt Securities and/or Warrants offered thereby, (iii) all Preferred Stock, Common Stock, Debt Securities and Warrants issued will be issued and sold in compliance with applicable




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Kerr-McGee Corporation
January 3, 2000
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federal and state securities laws and solely in the manner stated in the
Registration Statement and the appropriate Prospectus Supplement and (iv) a definitive purchase, underwriting or similar agreement with respect to any Preferred Stock, Common Stock, Debt Securities and/or Warrants offered will have been duly authorized and validly executed and delivered by Kerr-McGee and the other parties thereto.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that:

         1. With respect to Preferred Stock, when (i) the shares of Preferred Stock to be issued have been duly authorized by the shareholders of Kerr-McGee, (ii) the Board of Directors of Kerr-McGee (the "Board") has taken all necessary corporate action to approve the issuance and terms of such Preferred Stock, the terms of the offering thereof and related matters and (iii) such shares of Preferred Stock have been issued and delivered in accordance with the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board, upon payment of the consideration therefor provided for therein, such shares of Preferred Stock will be legally issued, fully paid and nonassessable.

         2. With respect to Common Stock, when (i) the shares of Common Stock to be issued have been duly authorized by the shareholders of Kerr-McGee,
         (ii) the Board has taken all necessary corporate action to approve the issuance and terms of such Common Stock, the terms of the offering thereof and related matters and (iii) such shares of Common Stock have been issued and delivered in accordance with the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board, upon payment of the consideration therefor provided for therein, such shares of Common Stock will be legally issued, fully paid and nonassessable.

         3. With respect to Debt Securities to be issued under the Indenture, dated as of August 1, 1982, and supplemented by the First Supplemental Indenture, dated May 7, 1996; the Second Supplemental Indenture, dated August 2, 1999; and, the Third Supplemental Indenture dated November 1, 1999 (the "Indenture") between Kerr-McGee and Citibank, N.A., as Trustee (the "Trustee") when (i) the Indenture has been duly authorized, executed and delivered by the Trustee, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), (iii) the Board has taken all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters and (iv) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the applicable definitive purchase,


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Kerr-McGee Corporation
January 3, 2000
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         underwriting or similar agreement approved by the Board, upon payment of the consideration therefor provided for therein, such Debt Securities will be legally issued by Kerr-McGee and will constitute valid and legally binding obligations of Kerr-McGee, enforceable against Kerr-McGee in accordance with their terms.

         4. With respect to the Warrants, when (i) the Board has taken all necessary corporate action to approve the creation of and issuance and terms of the Warrants, the terms of the offering thereof and related matters, (ii) any Warrant Agreement entered into in connection therewith (the "Warrant Agreement") has been duly authorized and validly executed and delivered by Kerr-McGee and (iii) the Warrants or certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the applicable Warrant Agreement and the applicable definitive purchase, underwriting or similar agreement approved by the Board, upon payment of the consideration therefor provided for therein, the Warrants will be duly authorized and validly issued by Kerr-McGee and will constitute valid and legally binding obligations of Kerr-McGee, enforceable against Kerr-McGee in accordance with their terms.

         My opinions set forth in paragraphs 3 and 4 above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         I hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                      Sincerely,



                                      Gregory F. Pilcher
                                      Vice President,
                                      General Counsel and
                                      Secretary